Exhibit 10.1

Short-Term Incentive Plan (STI Plan)

Amended and Restated as of January 1, 2013

Compensation Philosophy

The compensation philosophy of Cubist Pharmaceuticals, Inc. (“Company”) is to attract, motivate, retain and reward employees with base pay, short-term and long-term incentives, and benefits that are competitive in the market. The Company’s incentive programs provide employees with the opportunity to earn increased compensation based on the Company’s and the employee’s achievement of pre-established performance targets.

Plan Overview and Objective

The STI Plan is an annual bonus plan for regular employees of the Company who are in a position to make positive contributions to the Company, thereby increasing the performance of the Company.  The intent of the STI Plan is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and a Participant’s performance against goals and objectives.  Plan Awards are determined on an annual basis, based on the achievement of Annual Goals, Revenue Goals, and a Participant’s Individual Performance during a Performance Period.

Administration

The STI Plan will be administered, with respect to executive officers who are eligible to participate in the STI Plan, by the Compensation Committee, and with respect to all other employees who are so eligible, by the CEO and his or her delegates.  The Committee and the CEO and his or her delegates hereunder, to the extent of such delegation, and each, as applicable given the context, are referred to herein as the “Administrator.”  The Administrator will have full authority, subject only to the express provisions of the STI Plan, to determine eligibility for participation in the STI Plan as set forth in the paragraph below, select eligible employees to participate in the STI Plan, establish written award forms and agreements, construe the terms of the STI Plan and any Plan Award, determine eligibility for, and the amount of, any payments under the STI Plan, and generally do all things necessary to administer the STI Plan.  Any action taken by the Administrator will be final and binding on all parties and any person claiming benefits through them.

Eligibility and Participation

For a Performance Period, each regular employee of the Company who is employed by  the Company is eligible to participate in the STI Plan, other than any employee who is (1) a post-doctorate fixed-term employee (or other fixed-term employee), (2) eligible to participate in any other short-term incentive plan or program of the Company, including, but not limited to, the Company’s Performance-Based Management Incentive Plan and the Sales Incentive Compensation Plans, or (3) is hired by the Company after September 30th of a Performance Period.  Employees who transfer to or from an eligible position during a Performance Period (and otherwise satisfy the eligibility criteria) shall be eligible for a prorated Plan Award based on the portion of the Performance Year the employee was in the eligible position.

Each Plan Award consists of the grant to a Participant of the conditional right to receive an Award Amount as specified in the Plan Award, provided the conditions set forth in this STI Plan are satisfied.

Participation in the STI Plan for one Performance Period does not guarantee participation for a future Performance Period.

Performance-Based Conditions

Annual Goals and Revenue Goal

Prior to the beginning of each Performance Period, the Board will establish with respect to such Performance Period (1) the Annual Goals and their respective weightings and (2) the Revenue Goal.  The Company’s failure to achieve at least 70% of the Annual Goals (subject to such thresholds and maximums and interpolation as the Administrator may determine) and 90% of the Revenue Goal, each, as determined by the Board or the Compensation Committee, as applicable, will result in the forfeiture of all Plan Awards for such Performance Period (regardless of Individual Performance).  Payment with respect to the achievement of the Annual Goal component of a Plan Award will be capped at 200% of that portion of a Participant’s Target Award based on Annual Goals.

Individual Performance

In addition to achievement of Annual Goals and the Revenue Goal, Plan Awards are also determined on the basis of Individual Performance.  A Participant’s Individual Performance rating will be determined by the Administrator.

A Participant shall forfeit his or her Plan Award for a Performance Period if (1) the Participant receives an overall annual performance rating of “Fails to meet Expectations” for his or her performance during the Performance Period, or (2) the Participant’s achievement of Individual Performance is zero.

Calculating the Amount of a Target Award

Each Participant is eligible for a Plan Award with an Award Amount, expressed as a Target Percentage.  A Participant’s “Target Award” is equal to the Participant’s Target Percentage multiplied by his or her Base Salary for the Performance Period.  A Participant’s Target Percentage and Target Award will be set forth in the Participant’s Annual Compensation Statement or offer letter in the case of a new hire during the Performance Period.

The Target Award will be prorated based on the portion of the Performance Period worked by the Participant if the Participant (a) commenced employment with the Company after the commencement of the Performance Period, (b) worked part-time during the Performance Period, or (c) took a leave of absence during the Performance Period.  An example comparing a full-time employee to a part-time employee is set forth below in Figure 1.

Figure 1: Target Award Calculation Examples

Level	Annualized Base Salary	Target Percentage	Pro Ration Factor	Target Award
Part-Time Employee (20 hours /week)	$90,000	16%	50%	($90,000 x 16% x 50%)= $7,200
Full-Time Employee	$90,000	16%	100%	($90,000 x 16% x 100%)= $14,400

Calculating Actual Plan Awards

If the Revenue Goal is met, the amount paid with respect to a Participant’s Plan Award is determined based on the achievement of two components.  The first component is tied to the Company’s performance against the Annual Goals, as determined by the Board or the Compensation Committee, as applicable, and the second component is tied to the Participant’s Individual Performance, as assessed by the Administrator.  As the Participant’s level of responsibility in the organization increases, the relative weighting of the portion tied to the Annual Goals increases and the portion tied to Individual Performance decreases.

Calculation of Annual Goals Component

The Participant’s Target Award is multiplied by the percentage tied to the Annual Goals for the Participant’s eligibility group, which will be set forth in the Participant’s Annual Compensation Statement.  The resulting number is then multiplied by the percentage of the Company’s achievement of the Annual Goals, as determined by the Board or the Compensation Committee, as applicable.

Calculation of Individual Performance Component

The Participant’s Target Award is multiplied by the percentage tied to Individual Performance for the Participant’s eligibility group, which will be set forth in the Participant’s Compensation Statement.  The resulting number is then multiplied by the percentage of achievement of Individual Performance by the Participant as assessed by the Administrator.

Calculation of Award Amount

The Award Amount is the sum of the Annual Goals component and the Individual Performance component.

Reduction or Forfeiture of Award Amount

An Award Amount may be reduced (including to zero) if a Participant is not in compliance with all Company policies and guidelines and all applicable laws, as determined in the sole discretion of the Administrator.

Notwithstanding other provisions of the Plan, prior to the Company’s calendar year end, the Compensation Committee may determine a minimum amount, but not less than ninety percent, that the Company will be obligated to pay based on the forecasted achievement against annual corporate and individual goals that are objective and measureable at calendar year end.

Figure 2: Actual STI Plan Award Calculation Example

Level	Target Award from Figure 1	Annual Goals	Individual Performance	Annual Goals Component	Individual Performance Component	Award Amount
Full-Time Employee	$14,400	100% of target	100% achievement	$14,400 x 30% x 100% = $4,320	$14,400 x 70% x 100% achievement = $10,080	$4,320 + $10,080 = $14,400

Employment Changes

New Hires

If a Participant is hired on or before September 30th of a Performance Period, his or her Plan Award will be prorated to reflect the portion of the year actually employed by the Company, subject to the pro rata guidelines as described below.  If a Participant is hired after September 30th of a Performance Period, he or she will not be eligible for a Plan Award for the Performance Period.

Leave of Absence

If a Participant is on an approved leave of absence for more than seven (7) business days, the Participant’s Plan Award, if any, will be prorated for the number of days the employee was actively at work during the Performance Period, unless otherwise required by applicable law.

Part-time Participants

If a Participant is not a full-time employee, the Participant’s Plan Award, if any, shall be prorated based on the Participant’s regularly scheduled work hours or percentage of time worked.  If a Participant has a change in regularly scheduled work hours during a Performance Period, the Participant’s Plan Award will be prorated in accordance with the pro rata guidelines below.

Pro rata Guidelines

All pro rata adjustments occur on a per day basis.

Termination of Employment

A Participant must remain employed by the Company through the Performance Period to be eligible to earn and be paid a Plan Award.  Therefore, if a Participant’s employment terminates prior to the end of a Performance Period, the Participant shall not be entitled to a Plan Award unless such termination is as a result of Participant’s death or Retirement or Disability, in which case the Participant, or the Participant’s estate (as the case may be) shall be eligible for a prorated Plan Award, to the extent earned based on actual performance, payable on the Payment Date for the Performance Period.

If a Participant’s employment terminates after the completion of the Performance Period but prior to the Payment Date, a Participant shall be eligible for a Plan Award, to the extent earned based on actual performance, payable on the Payment Date for the Performance Period unless such termination of employment is for Cause, as determined by the Administrator in its sole discretion.

Changes in Target Percentage

During a Performance Period, if a Participant is promoted to a position in an eligibility group with a higher Target Percentage, the Participant will be eligible for the higher Target Percentage for the entire Performance Period.  The Target Percentage will be multiplied by the Base Salary for the Performance Period.

During a Performance Period, if a Participant’s position changes to a position in an eligibility group with a lower Target Percentage, the Participant’s Plan Award will be calculated using the average of the applicable Target Percentages in effect for the applicable portions of the year.

Plan Award Payout Process

Plan Awards, if any, are paid out following the end of the Performance Period and after the measurement of the Company’s achievement of the Annual Goals, the Revenue Goal and Individual Performance has been completed, but in no event later than March 15 following the end of the Performance Period.  Applicable taxes and other withholdings will be deducted from the Plan Award, as appropriate for each jurisdiction.

Glossary of Key Terms

Administrator: The Compensation Committee and the CEO and his or her delegates hereunder to the extent of such delegation, in each case, as applicable.

Annual Goals: The annual corporate and financial goals of the Company for a Performance Period, as set by the Board.

Award Amount: The dollar amount specified in a Plan Award, the extent to which such award is earned to be determined in accordance with this STI Plan.

Base Salary: A Participant’s rate of base salary or wages earned during the Performance Period, exclusive of any premiums, benefits, or other variable compensation.

Board: The Board of Directors of the Company.

Cause: “Cause” as defined in the Company’s 2010 Equity Incentive Plan, as it may be amended from time to time.

CEO: The Chief Executive Officer of the Company.

Code: The Internal Revenue Code of 1986, as amended.

Company: Cubist Pharmaceuticals, Inc. and its wholly-owned direct and indirect subsidiaries.

Compensation Committee: The Compensation Committee of the Board.

Disability: A medical condition that causes a Participant to cease employment due to an inability to return from (i) Long-Term Disability leave (as defined under the Company’s long-term disability plan) or (ii) an unpaid medical leave, in each case, during the Performance Period.

Individual Performance: A Participant’s overall performance rating based on the achievement of individual goals and competencies, as determined by the Administrator upon recommendation of the Participant’s manager and functional manager.

Participant: An employee who satisfies the eligibility criteria described under “Eligibility and Participation” above and who participates in the STI Plan.

Payment Date: The date that payments, if any, will be made to Participants under the STI Plan, in accordance with the terms of the STI Plan.

Performance Period: The twelve month period beginning on January 1 of each calendar year.

Plan Award: An award granted under the STI Plan, the amount of which is paid determined based on achievement of an Annual Goals component and an Individual Performance component.

Retirement: A Participant’s termination of employment with the Company after attainment of age 55 with at least five (5) years of service as an employee of the Company, but excluding terminations where Cause exists or where the Participant’s employment is terminated for insufficient performance, as determined by the Administrator in its sole discretion.

Revenue Goal: The U.S. Cubicin revenue goal of the Company for a Performance Period, as set by the Board.

STI Plan: The Cubist Pharmaceuticals, Inc. Short-Term Incentive Plan, as amended from time to time.

Target Award:  A Participant’s Target Award Amount, calculated by multiplying the Participant’s Target Percentage by his or her Base Salary for the Performance Period.

Target Percentage: The percentage of a Participant’s Base Salary, as determined by the Administrator.

All payouts under the Plan are subject to the review and approval of the Administrator.  Notwithstanding anything else in this Plan to the contrary, the Administrator retains the discretion to reduce, increase or eliminate the funding for the STI Plan in accordance with the Board’s or the Administrator’s, as applicable, assessment of corporate and individual goal achievement.  All decisions made by the Board or the Administrator under the Plan, including the determination of a Participant’s actual Award Amount, shall be final and binding on all Participants and any person claiming benefits through them.

General

Each Plan Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and shall be construed accordingly.  Notwithstanding the preceding sentence, neither the Administrator nor the Company, nor any person acting on behalf of any of them, shall be liable to a Participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of a Plan Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code.

To the extent any provision of this STI Plan conflicts with any applicable state or federal law, the Administrator will follow and comply with the applicable law.

The Company reserves the right to amend or discontinue the STI Plan at any time without prior notice.  In no event does this STI Plan alter the “employment-at-will” relationship between the Company and its employees.  The Company and its employees are free to terminate the employment relationship at any time, without cause or notice.